EXHIBIT 99.1
Contact:      Karin Demler: (615) 263-3005
Corrections Corporation of America
Announces 2006 Fourth Quarter and Full-Year Financial Results
NASHVILLE, Tenn. - February 8, 2007 - Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), the nation’s largest provider of corrections management services to government agencies, today announced its financial results for the three- and twelve-month periods ended December 31, 2006. The number of common shares and per share amounts in this release have been retroactively restated to reflect the increase in common shares and corresponding decrease in the per share amounts resulting from CCA’s three-for-two stock split that was paid on September 13, 2006 to the stockholders of record on September 1, 2006.
Financial Review
Fourth Quarter of 2006 Compared with Fourth Quarter of 2005
For the three months ended December 31, 2006, CCA reported net income of $32.2 million, or $0.52 per diluted share, compared with net income of $23.4 million, or $0.39 per diluted share, for the same period in 2005, an increase of 33.3% per diluted share. The 2006 fourth quarter period represents the sixth consecutive quarter of year-over-year double digit increases in diluted earnings per share. Financial results for the fourth quarter of 2005 included a pre-tax charge of approximately $1.0 million, or $0.01 per diluted share after taxes, for the acceleration of vesting of all stock options outstanding effective December 30, 2005. Excluding this special charge, net income was $0.40 per diluted share for the fourth quarter of 2005.
Operating income for the fourth quarter of 2006 was $64.7 million, compared with $50.4 million for the fourth quarter of 2005. EBITDA adjusted for special items (“Adjusted EBITDA”) increased 23.0% to $82.6 million during the quarter ended December 31, 2006 from $67.1 million during the same period in 2005. Results were substantially driven by strong demand for prison beds from both federal and state customers. Management revenue from federal customers increased $15.8 million, or 12.6%, from $125.2 million during the fourth quarter of 2005 to $141.0 million during the fourth quarter of 2006. Federal revenues were favorably impacted by new contracts at our T. Don Hutto Residential Center and our Eloy Detention Center, which experienced increased detainee populations from the U.S. Immigration and Customs Enforcement (“ICE”), and at our Northeast Ohio facility, which experienced increased inmate populations from the Federal Bureau of Prisons (“BOP”) as a result of a new contract award in 2005. Management revenue from state customers increased $14.0 million, or 9.0%, from $154.6 million during the fourth quarter of 2005 to $168.5 million during the fourth quarter of 2006. During the fourth quarter of 2006, state revenues were positively impacted by an increase in inmate populations from Colorado, Minnesota, Hawaii, Wyoming, and Washington. As a result of the increases in federal and state inmate populations, portfolio occupancy increased from 93.1% during the fourth quarter of 2005 to 96.6% during the fourth quarter of 2006.
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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA 2006 Fourth Quarter and
Full Year Financial Results

Adjusted Free Cash Flow, which does not include special items, exceeded $40 million for the sixth consecutive quarter, increasing 18.4% to $49.1 million during the fourth quarter of 2006 from $41.5 million generated during the same period in 2005. The increase was attributable to the increase in operating income, partially offset by increases in maintenance and technology capital expenditures and income tax payments.
Full-Year 2006 Compared with Full-Year 2005
For the twelve months ended December 31, 2006, the Company generated net income of $105.2 million, or $1.71 per diluted share, compared with $50.1 million, or $0.83 per diluted share, for the twelve months ended December 31, 2005. Financial results for 2006 included a pre-tax charge of $1.0 million, or $0.01 per diluted share, net of taxes, for refinancing charges incurred during the first quarter of 2006, compared with a pre-tax charge of $35.3 million for refinancing transactions completed during the first and second quarters of 2005. Financial results for 2005 also included a pre-tax charge of approximately $1.0 million for the acceleration of vesting of all outstanding stock options effective December 30, 2005. Earnings per diluted share in 2006 and 2005 excluding these special items amounted to $1.72 and $1.22 per diluted share, respectively, representing an increase of 41.0%.
Operating income for 2006 increased to $225.9 million compared with $176.9 million for 2005. Adjusted EBITDA also increased for the twelve months ended December 31, 2006, to $293.8 million compared with $237.5 million during the same period in 2005. Consistent with the previous three quarters in 2006, the increases in operating income and Adjusted EBITDA for the year ended December 31, 2006 were substantially due to higher inmate populations under existing contracts at a number of CCA’s facilities as well as the commencement of new management contracts. Total portfolio occupancy for 2006 increased to 94.9% compared to 91.4% in 2005, while total compensated man-days increased 7.4% from 23.2 million in 2005 to 24.9 million in 2006.
Adjusted Free Cash Flow increased by $52.4 million during 2006 to $180.6 million from $128.2 million during 2005. Although strong operating results contributed significantly to the increase in Adjusted Free Cash Flow, the prior year period was negatively impacted by $15.8 million in income tax payments primarily for the repayment of taxes associated with excess refunds received by the Company in 2002 and 2003, as described in the Company’s fourth quarter 2004 earnings release. Excluding these tax payments, Adjusted Free Cash Flow increased $37.3 million, or 26.0%, despite an increase in maintenance and technology capital expenditures of $13.8 million during 2006.
Adjusted Diluted Earnings Per Share, EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP financial measures.
Operations Highlights
For the quarters ended December 31, 2006 and 2005, key operating statistics for the continuing operations of CCA were as follows:
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CCA 2006 Fourth Quarter and
Full Year Financial Results

	Quarter Ended December 31,
Metric	2006	2005	% Change
Average Available Beds	72,639	70,685	2.8%
Average Compensated Occupancy	96.6%	93.1%	3.8%
Total Compensated Man-Days	6,454,592	6,053,534	6.6%

Revenue per Compensated Man-Day	$53.43	$51.66	3.4%
Operating Expense per Compensated Man-Day:
Fixed	27.97	28.05	(0.3)%
Variable	10.03	9.87	1.6%

Total	38.00	37.92	0.2%

Operating Margin per Compensated Man-Day	$15.43	$13.74	12.3%

Operating Margin	28.9%	26.6%	8.6%
Total revenue for the fourth quarter of 2006 increased 10.2% to $349.6 million from $317.2 million during the same period in 2005, as total compensated man-days increased 6.6% to 6.5 million from 6.1 million, and as revenue per compensated man-day increased to $53.43 from $51.66, an increase of 3.4%. Average compensated occupancy for the three months ended December 31, 2006 increased to 96.6% from 93.1% for the same period in 2005.
Fixed expenses decreased $0.08 per compensated man-day to $27.97 during the fourth quarter of 2006 compared with $28.05 per compensated man-day during the same period in 2005. The decrease in fixed expenses was essentially the result of lower than anticipated increases in salaries and benefits primarily in the area of workers compensation, as well as the resulting leveraging of these fixed costs over a higher number of compensated man-days. Also contributing to the decrease was a reduction in utilities due to unseasonably warm weather experienced by much of the country.
Variable expenses increased to $10.03 per compensated man-day during the fourth quarter of 2006 from $9.87 per compensated man-day during the fourth quarter of 2005, an increase of $0.16 per compensated man-day, or 1.6%. The increase in variable expenses per compensated man-day was primarily attributable to expenses associated with the start-up of operations at the Stewart Detention Center, which began receiving detainees from ICE in October 2006 pursuant to a new contract award, the North Fork Correctional Facility, which re-commenced operations during the first quarter of 2006 and continues to experience increasing inmate populations from various states, and at our newly constructed Red Rock Correctional Center, which opened in July 2006.
As a result of the aforementioned revenue increases, expense controls and approximately 400,000 additional man-days, operating margins increased 8.6% to 28.9% from 26.6% in the fourth quarter of 2005.
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CCA 2006 Fourth Quarter and
Full Year Financial Results

Business Development Update
In January 2007, the Company announced that it received a contract award from the BOP to house up to 1,558 federal inmates at the Company’s Eden Detention Center in Eden, Texas. CCA currently houses approximately 1,300 BOP inmates at the Eden facility under an existing Inter-Governmental Services Agreement (“IGSA”) between the BOP and the City of Eden. The contract, awarded as part of the Criminal Alien Requirement Phase 6 Solicitation (“CAR 6”), becomes effective May 1, 2007 and has an initial four-year term with three two-year renewal options. Under the new CAR 6 contract, we will receive a fixed monthly payment based on a guaranteed population equal to 90% of the current rated capacity and a per diem payment for each additional inmate thereafter.
The new CAR 6 contract requires a renovation and expansion of the existing Eden facility, which will increase the rated capacity of the Eden facility by 129 beds to an aggregate capacity of 1,354 beds. Renovation of the Eden facility is expected to be completed during the first quarter of 2008 at an estimated cost of $20.0 million. Following completion of the renovation, the fixed monthly payment under the contract will be adjusted to 90% of the new rated capacity and a per diem payment for each additional inmate thereafter.
In December 2006, CCA announced it entered into an agreement with Bent County, Colorado to house Colorado inmates at its 1,440 bed North Fork Correctional Facility under an IGSA between the County and the Colorado Department of Corrections. Under this agreement we may house up to 720 Colorado inmates, subject to bed availability, at the North Fork facility. The contract includes an initial term which commenced December 28, 2006 and runs through June 30, 2007, and provides for mutually agreed extensions for a total contract term of up to five years. At January 31, 2007, we housed approximately 480 Colorado inmates at the North Fork facility. Colorado may transfer additional inmates to the facility to meet additional inmate population needs if adequate bed space is available. On January 31, 2007, the North Fork facility housed approximately 1,000 inmates from the states of Colorado, Wyoming and Vermont.
CCA is currently expanding two of its facilities in Colorado, the Bent County Correctional Facility and the Kit Carson Correctional Center, by 720 beds each. Both expansions are expected to be completed during the second quarter of 2008. Colorado inmates housed at the North Fork facility are currently expected to be transferred to our Bent County or Kit Carson facilities following the expansion of these facilities.
As previously disclosed, the Company received notification from the Liberty County Commission in Liberty, Texas that the County would transfer management of the 380-bed Liberty County Jail/Juvenile Center to another operator. On January 1, 2007, we ceased operating the Liberty County facility. The termination is not expected to have a material impact on our financial statements.
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CCA 2006 Fourth Quarter and
Full Year Financial Results

Status of California Contract
In October 2006, CCA entered into an agreement with the California Department of Corrections and Rehabilitation (“CDCR”) to house up to approximately 1,000 California inmates at several of our facilities. We currently house approximately 350 California inmates that volunteered to be transferred to our West Tennessee Detention Facility and our Florence Correctional Facility.
On February 2, 2007, the Governor of California asked the CDCR to begin the involuntary transfer of prisoners to correctional facilities outside of California in an effort to relieve prison overcrowding.
As a result of the Governor’s request, CCA and the CDCR amended the contract to potentially provide up to 4,670 additional beds for a total of approximately 5,670 beds. The amendment includes the potential utilization of beds in our Tallahatchie and Diamondback facilities that will be vacated when the state of Hawaii transfers inmates to our new Saguaro Correctional Facility (which is expected to be completed in June 2007), as well as the expansion beds at the North Fork and Tallahatchie facilities (expected to be completed during the fourth quarter of 2007).
The amended contract, which continues to be subject to appropriations, provides for a 90% guarantee of the mutually agreed upon capacity allocated to CDCR offenders. Now that the involuntary transfer program has begun the 90% guarantee applies to housing units allocated to the CDCR at each facility on the earlier of achieving 90% of the capacity designated for CDCR offenders at each housing unit or 120 days after the first inmate arrives at the housing unit. Capacity allocated to the CDCR is subject to availability. Further, the Company can provide no assurance that the CDCR will utilize any additional capacity.
It is important to note that several employee unions and advocacy groups in California have filed lawsuits against California officials seeking to prevent the housing of California inmates outside of California. We cannot predict if additional lawsuits may arise, how the California courts will ultimately rule on such lawsuits, the timing of the transfer of inmates, the total number of inmates ultimately received or whether rulings could require the return of inmates to California.
Facility Inventory and Development Update
Current Inventory
At January 31, 2007, CCA had available inventory of approximately 3,000 beds, which consists of approximately 2,300 owned and managed beds and 700 managed only beds. Most of these beds are contractually committed to existing customers; however none of these contracts provide for guarantees of occupancy. We expect that a significant portion of these beds will be occupied over the next twelve months.
Facilities Currently Under Development or Expansion
In response to ongoing demand for bed capacity from a number of federal and state agencies, the Company has undertaken the following expansion and development projects:
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CCA 2006 Fourth Quarter and
Full Year Financial Results

		Total Bed
		Capacity		Estimated
		Following	Estimated	Cost		Potential
	Beds	Expansion	Completion	(in millions)		Customer(s)
Facilities Under Expansion
Gadsden Correctional Institution, Florida	384	1,520	Q3 2007	(1)		State of Florida
Bay Correctional Facility, Florida	235	985	Q3 2007	(1)		State of Florida
Citrus County Detention Facility, Florida	360	760	Q1 2007	$18.5		Citrus County(2)
Crossroads Correctional Center, Montana	96	664	Q1 2007	5.5		State of Montana and USMS(2)
North Fork Correctional Facility, Oklahoma	960	2,400	Q4 2007	55.0		Various States
Tallahatchie County Correctional Facility, Mississippi	360	1,464	Q4 2007	20.5		Federal and /or Various States
Eden Detention Center, Texas	129	1,354	Q1 2008	20.0	(3)	BOP
Bent County Correctional Facility, Colorado	720	1,420	Q2 2008	44.0		Colorado(2)
Kit Carson Correctional Center, Colorado	720	1,488	Q2 2008	44.0		Colorado(2)

Total Expansion Beds	3,964			$207.5

New Facilities Under Development
Saguaro Correctional Facility, Arizona	1,896	1,896	Mid-2007	$103.0		State of Hawaii

GRAND TOTAL	5,860			$310.5

(1) The expansion costs of the Gadsden Correctional Institution and the Bay Correctional Facility will be funded by the state of Florida. Our management contracts for the Gadsden and Bay facilities expire on June 30, 2007. The state of Florida issued an Invitiation to Negotiate (“ITN”) for the management of the Gadsden and Bay facilties. The Company will respond to the ITN; however, we can provide no assurance that we will be successful in securing a contract for the continued management of either of these facilities.
(2) We currently have contracts in place with the stated customers to occupy these facilities; however, the contracts do not provide a guarantee of occupancy.
(3) The total estimated cost is for a renovation of the existing facility which will result in 129 additional beds.
In addition to the above listed projects, we are actively pursuing a number of additional sites for new prison development. We continue to believe it is feasible to begin development of an additional 4,000 to 6,000 new prison beds during the course of the year.
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CCA 2006 Fourth Quarter and
Full Year Financial Results

Commenting on the Company’s financial results, President and CEO John Ferguson stated, “The financial results for the fourth quarter cap a very strong year for our company. Our revenues and operating margins improved significantly as a result of continued growth in inmate populations, both at the federal and state levels.
“For several years we have anticipated that increasing demand for prison beds, combined with limited new prison development would result in the absorption of our inventory of available beds. This in turn would necessitate an acceleration of our development efforts. This has indeed been the case, as we entered into a number of new agreements during 2006 which should substantially utilize our remaining capacity.”
Ferguson continued, “Looking forward we are excited at our prospects. Our research indicates that in the states with which we currently do business, less than 4,000 new prison beds are slated to come on line over the next three years. These same states are expecting inmate growth during this period to substantially exceed this new capacity. In response to this environment, we expect to add over 5,800 prison beds to our capacity over the next 15 months. In addition, we have a goal to begin the development of an additional 4,000 to 6,000 new beds in 2007, which would result in additional capacity becoming available during 2008 and 2009. We believe our strong financial position gives us the capacity to deliver these beds with minimal financial risk.”
Guidance
The Company expects diluted earnings per share (“EPS”) for the first quarter of 2007 to be in the range of $0.43 to $0.47, and full year EPS to be in the range of $1.95 to $2.05. The results exclude the impact on EPS, if any, of the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” The impact, if any, will be reflected as a cumulative effect of accounting change during the first quarter of 2007.
During 2007, CCA expects to invest approximately $228.0 million in capital expenditures, consisting of approximately $175.5 million in prison construction and expansions that have been previously announced, $36.0 million in maintenance capital expenditures and $16.5 million in information technology.
Supplemental Financial Information and Investor Presentations
CCA has made available on its website supplemental financial information and other data for the fourth quarter of 2006. We do not undertake any obligation, and disclaim any duty, to update any of the information disclosed in this report. Interested parties may access this information through our website at www.correctionscorp.com under “Financial Information” of the Investor section.
The Company’s management may meet with investors from time to time during the first quarter of 2007. Written materials used in the investor presentations will also be available on our website beginning on or about February 12, 2007. Interested parties may access this information through our website at www.correctionscorp.com under “Webcasts” of the Investor section.
Webcast and Replay Information
CCA will host a webcast conference call at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) today to discuss its 2006 fourth quarter and full-year financial results. To listen to this discussion, please
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CCA 2006 Fourth Quarter and
Full Year Financial Results

access “Webcasts” on the Investor page at www.correctionscorp.com. The conference call will be archived on the Company’s website following the completion of the call. In addition, a telephonic replay will begin today at 5:00 p.m. Central Time through 11:59 p.m. Central Time on February 15, 2007, by dialing 877-519-4471 (International 973-341-3080), pass code 8309496.
About the Company
The Company is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. The Company currently operates 64 facilities, including 40 company-owned facilities, with a total design capacity of approximately 72,000 beds in 19 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company’s facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in the Company’s operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of the Company’s services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (iii) the Company’s ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond the Company’s control, such as weather, labor conditions and material shortages, resulting in increased construction costs; and (v) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission.
The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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CCA 2006 Fourth Quarter and
Full Year Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	December 31,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$29,121	$64,901
Restricted cash	11,826	11,284
Investments	82,830	19,014
Accounts receivable, net of allowance of $2,261 and $2,258, respectively	238,256	176,560
Deferred tax assets	11,655	32,488
Prepaid expenses and other current assets	17,554	15,884

Total current assets	391,242	320,131

Property and equipment, net	1,805,098	1,710,794

Investment in direct financing lease	15,467	16,322
Goodwill	15,246	15,246
Other assets	23,807	23,820

Total assets	$2,250,860	$2,086,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$160,785	$141,090
Income taxes payable	2,810	1,435
Current portion of long-term debt	290	11,836
Current liabilities of discontinued operations	497	1,774

Total current liabilities	164,382	156,135

Long-term debt, net of current portion	975,968	963,800
Deferred tax liabilities	23,755	12,087
Other liabilities	37,074	37,660

Total liabilities	1,201,179	1,169,682

Commitments and contingencies

Common stock - $0.01 par value; 80,000 shares authorized; 61,042 and 59,541 shares issued and outstanding at December 31, 2006 and 2005, respectively	610	595
Additional paid-in capital	1,528,219	1,505,986
Deferred compensation	—	(5,563)
Retained deficit	(479,148)	(584,387)

Total stockholders’ equity	1,049,681	916,631

Total liabilities and stockholders’ equity	$2,250,860	$2,086,313

CCA 2006 Fourth Quarter and
Full Year Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Quarter		For the Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
REVENUE:
Management and other	$348,526	$316,161	$1,326,881	$1,188,649
Rental	1,061	1,036	4,207	3,991

	349,587	317,197	1,331,088	1,192,640

EXPENSES:
Operating	249,924	234,440	973,893	898,793
General and administrative	16,876	16,576	63,593	57,053
Depreciation and amortization	18,106	15,750	67,673	59,882

	284,906	266,766	1,105,159	1,015,728

OPERATING INCOME	64,681	50,431	225,929	176,912

OTHER (INCOME) EXPENSES:
Interest expense, net	14,280	15,683	58,783	63,928
Expenses associated with debt refinancing and recapitalization transactions	—	—	982	35,269
Other (income) expenses	189	23	(224)	263

	14,469	15,706	59,541	99,460

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	50,212	34,725	166,388	77,452
Income tax expense	(18,060)	(11,071)	(61,149)	(26,888)

INCOME FROM CONTINUING OPERATIONS	32,152	23,654	105,239	50,564
Loss from discontinued operations, net of taxes	—	(249)	—	(442)

NET INCOME	$32,152	$23,405	$105,239	$50,122

BASIC EARNINGS (LOSS) PER SHARE:
Income from continuing operations	$0.53	$0.40	$1.76	$0.88
Loss from discontinued operations, net of taxes	—	—	—	(0.01)

Net income	$0.53	$0.40	$1.76	$0.87

DILUTED EARNINGS (LOSS) PER SHARE:
Income from continuing operations	$0.52	$0.39	$1.71	$0.84
Loss from discontinued operations, net of taxes	—	—	—	(0.01)

Net income	$0.52	$0.39	$1.71	$0.83

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CCA 2006 Fourth Quarter and
Full Year Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS)
CALCULATION OF ADJUSTED FREE CASH FLOW

	For the Quarter		For the Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Pre-tax income	$50,212	$34,476	$166,388	$77,010
Expenses associated with debt refinancing and recapitalization transactions	—	—	982	35,269
Income taxes paid	(6,900)	(140)	(13,690)	(15,776)
Depreciation and amortization	18,106	15,750	67,673	59,882
Depreciation and amortization for discontinued operations	—	—	—	186
Income tax benefit for discontinued operations	—	(116)	—	(217)
Stock-based compensation reflected in G&A expenses	1,136	1,499	4,840	2,673
Amortization of debt costs and other non-cash interest	1,037	1,307	4,433	5,341
Maintenance and technology capital expenditures	(14,523)	(11,326)	(50,001)	(36,205)

Adjusted Free Cash Flow	$49,068	$41,450	$180,625	$128,163

CALCULATION OF ADJUSTED EBITDA

	For the Quarter		For the Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Net income	$32,152	$23,405	$105,239	$50,122
Interest expense, net	14,280	15,683	58,783	63,928
Depreciation and amortization	18,106	15,750	67,673	59,882
Income tax expense	18,060	11,071	61,149	26,888
Loss from discontinued operations, net of taxes	—	249	—	442

EBITDA	$82,598	$66,158	$292,844	$201,262
Stock option compensation expense associated with accelerated vesting	—	989	—	989
Expenses associated with debt refinancing and recapitalization transactions	—	—	982	35,269

Adjusted EBITDA	$82,598	$67,147	$293,826	$237,520

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CCA 2006 Fourth Quarter and
Full Year Financial Results

CALCULATION OF ADJUSTED DILUTED EARNINGS PER SHARE

		For the Year Ended
	For the Quarter Ended	December 31,
	December 31, 2005	2006	2005
Net income	$23,405	$105,239	$50,122
Special items:
Expenses associated with debt refinancing and recapitalization transactions	—	982	35,269
Stock option compensation expense associated with accelerated vesting	989	—	989
Income tax benefit for special items	(315)	(361)	(12,587)

Adjusted net income available to common stockholders	24,079	105,860	73,793
Interest expense applicable to convertible notes, net of taxes	—	—	129

Diluted adjusted net income available to common stockholders	$24,079	$105,860	$73,922

Weighted average common shares outstanding — basic	58,965	59,857	57,713
Effect of dilutive securities:
Stock options and warrants	1,611	1,509	1,724
Convertible notes	—	—	816
Restricted stock-based compensation	222	163	170

Weighted average shares and assumed conversions — diluted	60,798	61,529	60,423

Adjusted Diluted Earnings Per Share	$0.40	$1.72	$1.22

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
Net income excluding special charges (Adjusted Diluted Earnings Per Share), EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance (including GAAP EPS, net income, Adjusted Diluted Earnings Per Share and Adjusted Free Cash Flow) and the operating performance of the Company’s correctional facilities (EBITDA and Adjusted EBITDA). EBITDA and Adjusted EBITDA are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, tax provisions, or with respect to Adjusted EBITDA, the impact of the Company’s financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Free Cash Flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation; Adjusted Free Cash Flow also excludes certain other non-cash expenses that do not affect the Company’s ability to service debt.
The Company may make adjustments to GAAP net income, Adjusted EBITDA and Adjusted Free Cash Flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, such as the special charges in the preceding calculation of earnings per diluted share excluding special charges (Adjusted Diluted Earnings Per Share), even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted Diluted Earnings Per Share, EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow differently than the Company does, or adjust for other items, and therefore comparability may be limited. EPS excluding special charges (Adjusted Diluted Earnings Per Share), EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
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